Exhibit 10.11

Certain portions of this exhibit (indicated by “####”) have been omitted pursuant to Regulation S-K, Item 601(a)(6).

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 10th day of February, 2020 (the “Commencement Date”), by and between All Market Inc., a Delaware corporation (the “Corporation”), with its principal offices at 250 Park Avenue South, Floor 7, New York, New York 10003 and Kevin Benmoussa, an individual currently residing at #### (the “Employee”).

WITNESSETH:

WHEREAS the Employee is employed by the Corporation;

WHEREAS the Corporation wishes to clarify the terms of Employment for the Employee going forward by entering into this Employment Agreement with the Employee;

WHEREAS, the Corporation desires to employ the Employee in the capacity hereinafter stated, and the Employee desires to be employed by the Corporation in such capacity for the period and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Employee as follows:

1.

This Agreement replaces all previous employment arrangements whether written or verbal, with the exception that existing Equity Agreements related to Stock Options Granted previously shall continue uninterrupted based on continued employment.

2.

Employment Period. The Corporation hereby agrees to employ the Employee as its Global Chief Financial Officer or other title as the Corporation may decide from time to time, and the Employee, in such capacity, agrees to provide services to the Corporation for the period beginning on the Commencement Date and ending upon the termination of the Employee’s employment with the Corporation for any reason (the “Employment Period”).

3.

Performance of Duties. The Employee agrees that during the Employment Period, while Employee is employed by the Company, Employee shall devote Employee’s full time, energies and talents exclusively to serving the Company in the best interests of the Company, and to perform the duties assigned to Employee by the CEO or the President of the Company and/or other authorized representatives of the Company faithfully, efficiently and in a professional manner; provided further that, without the Board’s prior consent, the Employee shall not serve as or be a consultant to or employee, officer, agent or director of any Company, partnership or other entity other than the Company or any of its affiliates (other than civic, charitable, or other public service organizations) if such would, in the sole discretion of the Company, either create a conflict of interest for the Employee relative to the Employee’s obligations to the Company, or have a material adverse effect upon the ability of the Employee to perform Employee’s duties hereunder or otherwise have a material adverse effect upon the Company,.

4.	Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, the Employee shall be compensated by the Corporation for his services as follows:

(a)

The Employee shall receive a rate of salary that is $314,000 per year (the “Salary”) starting January 1st 2020, payable in substantially equal monthly or more frequent installments and subject to normal and customary tax withholding and other deductions, all on a basis consistent with the Corporation’s normal payroll procedures and policies and prorated for any partial years of employment. The Employee’s salary rate will be eligible for annual positive adjustment based on Corporation and individual performance, and within budgetary guidelines for such adjustments, as recommended by the CEO and President and subject to Board review and approval in its sole discretion.

(i)	Provided Employee continues to be employed in good standing, the Employee’s salary shall be automatically adjusted on January 1st of each year as follows–

•	2021 $ 330,000

•	2022 $ 346,000

(b)

The Employee shall be eligible to receive, for each calendar year during the Employment Period (prorated for any partial years of employment), a bonus (the “Bonus”) of up to 35% of the Employee’s then applicable Salary and a stretch bonus (the “Stretch Bonus”) of up to an additional 35% of the Employee’s then applicable Salary, both of which will be based on a combination of the Corporation and the Employee achieving certain performance goals, with emphasis on the Corporation performance. The Corporation and Individual performance goals and mix of those goals for the Employee shall be determined by the CEO, the President and the Board in their sole discretion, within the first ninety (90) days following the commencement of such calendar year. The Bonus and Stretch Bonus, if any, shall accrue (and be computed) upon the completion of the applicable calendar year and shall be paid on or about February 15th of the calendar year following the end of the calendar year to which the Bonus and Stretch Bonus relates. Except as provided in Section 6, the Employee must remain continuously employed with the Corporation through December 31st of the applicable performance year in order to be eligible to receive his bonus payment entitlement (“earned bonus”).

(c)

The employee shall be eligible to participate in the Two-Year Leadership Team Bonus incentive (“TYLTB”) of which payout and conditions for the payout are outlined in Exhibit A and which rewards Company performance through the 2021 year, with the bonus paid in 2022 as part of the normal year-end review cycle if performance merits. The final payout under the TYLTB is subject to Board review of calculation. The TYLTB shall be paid in addition and not in lieu of employee’s compensation as specified in sections 4 (a) and 4 (b).

(d)

The Employee shall be reimbursed by the Corporation for all reasonable, direct and verifiable business, travel and entertainment expenses incurred or paid by the Employee during the Employment Period and in the performance of his services under this Agreement.

(e)

The Employee shall be entitled to all scheduled holidays of the Corporation as well as yearly paid vacation as outlined in the Corporation’s “Work Hard, Play Hard” Vacation Policy, set forth in the Corporation’s Employee Handbook (the “Handbook”), a copy of which will be distributed to the Employee.

(f)

The Employee shall be eligible to participate in the benefits made generally available by the Corporation to the employee management team, in accordance with the benefit plans established by the Corporation, and as may be amended from time to time in the Corporation’s sole discretion.

(g)

Employee shall be eligible to participate in the Company’s employee stock option plan or any replacement plan, at the sole discretion of the Board. Employee will also receive a one-time grant of 250 stock options upon execution of this Agreement, which grant shall be subject to the terms of the plan under which it is granted.

5.	Termination. The Employee’s employment hereunder may be terminated under the following circumstances:

(a)	Death. The Employee’s employment hereunder shall terminate upon his death.

(b)

Total Disability. The Corporation may terminate Employee’s employment upon the Employee becoming “Totally Disabled.” For purposes of this Agreement, “Totally Disabled” means any physical or mental ailment or incapacity as determined by a licensed physician in good standing selected by the Corporation, which has prevented, or is reasonably expected (as determined by a licensed physician in good standing selected by the Corporation) to prevent, the Employee from performing the duties, with or without reasonable accommodation, incident to the Employee’s employment hereunder which has continued for a period of either (A) one hundred twenty (120) consecutive days or (B) two hundred ten (210) total days in any twelve (12) month period; provided that the Employee receives at least forty-five (45) days’ advance written notice prior to such termination.

(c)

Termination by the Corporation for Cause. The Corporation may terminate Employee’s employment hereunder (A) upon written notice in the event of any indictment (or charge) of the Employee or his entering of a plea of nolo contendere with respect to any crime constituting a felony or with any other crime involving moral turpitude (in each case, excluding a traffic or parking violation, jaywalking, driving while intoxicated or similar offense), whether or not in the course of the Employee’s duties, or (B) for “Cause” (as defined herein); provided that (x) the Corporation provides written notice to Employee specifying in reasonable detail the circumstances claimed to provide the basis for such termination within twenty (20) days following the occurrence (or, if later, within twenty (20) days following the date the Corporation first becomes aware), without Corporation’s consent, of an event constituting “Cause”, (y) the Employee fails to correct the circumstances set forth in the Corporation’s notice of termination within forty-five (45) days of receipt of such notice, and (z) the Corporation actually terminates the Employee’s employment within sixty (60) days following such occurrence. For purposes of this Agreement, the term “Cause” means any of the following:

(i)	The Employee’s failure to comply with any applicable laws, rules or regulations of any federal, state or local authority having jurisdiction over the Corporation and its business operations;

(ii)

The Employee’s failure to comply with the lawful specific directions of the CEO, the President and/or the Board related to the Employee’s duties hereunder (provided if Employee receives contrary lawful directives, the Board’s lawful directives shall control);

(iii)

The Employee’s committing any willful act which constitutes a conflict of interest with the Corporation, or any act which constitutes a breach of fiduciary duty owed by the Employee to the Corporation;

(iv)	The Employee’s willful breach of any material provision of this Agreement; or

(v)	The Employee’s conviction, or entering of a plea of no lo contendere, to a felony or other crime involving moral turpitude.

In addition to the other preconditions set forth in this Agreement, the cessation of employment of the Employee shall also not be deemed for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by a majority of the members of the Board at a meeting of the Board (after reasonable notice is provided to the Employee and the Employee is given an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of conduct described in this Section 5 (c); For purposes of the definition of “Cause,” no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without the Employee’s reasonable belief that the Employee’s action or omission was in the best interest of the Corporation. In determining whether the Employee’s acts or failures to act are willful, relevant factors shall include whether the Employee was operating in good faith at the direction of the CEO and/or Board or upon the advice of counsel for the Corporation.

(d)

Termination by the Corporation without Cause. The Corporation may terminate the Employee’s employment hereunder without Cause at any time by providing ninety (90) days’ advance written notice to the Employee.

(e)

Termination by Employee for Good Reason. The Employee may terminate his employment with the Corporation for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean a termination by the Employee of his employment with the Corporation following any breach by the Corporation of the Corporation’s material obligations under this Agreement or any other material written agreements between Employee and the Corporation, or any decrease in salary or material decrease in annual bonus opportunity, provided that (x) the Employee provides written notice to the Corporation specifying in reasonable detail the circumstances claimed to provide the basis for such termination within forty-five (45) days following the date the Employee first becomes aware of the occurrence (or reasonably should have been aware of such occurrence), without the Employee’s written consent, of such events, (y) the Corporation fails to correct the circumstances set forth in the Employee’s notice of termination within thirty (30) days of receipt of such notice (“Cure Period”), and (z) the Employee actually terminates employment within sixty (60) days following the end of the Cure Period.

(f)

Voluntary Termination by the Employee other than for Good Reason. The Employee may terminate his employment hereunder at any time by providing written notice to the Corporation at least thirty (30) days prior to his voluntary termination of employment.

(g)

Notice of Termination. Any termination by the Corporation or by the Employee under this Agreement (other than a termination due to the expiration of the Term) must be communicated by written notice to the other party.

6.

Obligations and Compensation Following Termination of Employment. In the event that Employee’s employment hereunder is terminated, Employee shall have the following obligations and be entitled to the following compensation and benefits upon such termination:

(a)

Termination by Employee for Good Reason or By Corporation Without Cause. In the event that (i) the Employee terminates his employment for Good Reason in accordance with Section 5(e) above, or (ii) the Corporation terminates his employment in any manner other than pursuant to

Section 5(a), Section 5(b) or Section 5(c) above, then, in any case, the Corporation shall pay the following amounts to the Employee and nothing else, subject to the Employee’s compliance with the provisions contained in Sections 6(d), 6(e), and 7 below:

(i)

any accrued but unpaid Salary plus, any earned bonus for a prior completed year for services rendered prior to the date of termination, including but not limited to those amounts that are due during the applicable period of notice and

(ii)

a Severance Payment amount equal to six months of the Employee’s Salary and prorated target bonus at the time of such termination, payable in substantially equal installments over a six month period beginning thirty (30) days after the date of such termination in accordance with Section 5(a) above.

(iii)

An additional Severance Payment if the Employee has six full years of service with the Corporation, reflecting an addition month of Salary for each full year of service in excess of six years, capped at a maximum of six additional months of Salary for an employee with twelve or more full years of service, payable in ongoing monthly instalments of a month’s Salary after the six month period in Section 6.a.(ii) above finishes until the additional severance payment is complete.

(iv)

If the Corporation terminates his employment pursuant to Section 5(d), and the effective date of the cessation of employment is more than four months into the financial year, then provided that the Employee has met all requests for transition support including agreeing to the termination employment date requested by Corporation, then the Corporation will pay out a bonus per Section 4 (b) for a partial year calculated based on the Salary paid for those months of service that year, such payout being made within two months of the performance and bonus determination for other similar executives at the end of that year.

(b)

Termination due to Death or by the Corporation for Disability. In the event that the Employee’s employment is terminated due to the Employee’s death or by the Corporation as a result of the Employee being deemed to be Totally Disabled, the Corporation shall pay to the Employee any accrued but unpaid Salary plus, any earned bonus for a prior completed year for services rendered prior to the date of termination.

(c)

Termination by the Corporation for Cause or Voluntary Termination by Employee other than Good Reason. In the event that Employee’s employment is terminated by the Corporation for Cause pursuant to Section 5(c) above or due to the Employee’s voluntary resignation other than for Good Reason pursuant to Section 5(f) above, the Corporation shall pay to the Employee any accrued but unpaid Salary plus, any earned bonus for a prior completed year for services rendered prior to the date of termination and nothing else.

(d)

Employee’s Obligation to Execute a General Release. In the event that the Employee’s employment is involuntarily terminated without for Cause or the Employee terminates for Good Reason, the Corporation’s obligation to pay the Employee the amount set forth above in Section 6(a)(ii) or 6(a)(iii) shall be conditioned upon the Employee executing, and the effectiveness within thirty (30) days after such termination of employment of, a valid waiver and release (in a form provided to Employee at such time by the Corporation) of all claims that the Employee may have against the Corporation under this Agreement.

(e)	Return of Corporation Property. In the event that the Employee’s employment is terminated for any reason, the Employee (or his estate or legal representative, as the case may be) shall be obligated to immediately return all property of the Corporation or any of its subsidiaries or affiliates in his (or their) possession as of the date of termination, including, but not limited to, (i) cell phones, computers or other electronic devices provided by the Corporation to the Employee, including all files resident on such devices; (ii) all memoranda, notes, records, files or other documentation, whether made or compiled by the Employee alone or in conjunction with others (regardless of whether such persons are employed by the Corporation); (iii) all proprietary or other information of the Corporation and its affiliates (originals and all copies) which is in the Employee’s control or possession (or that of his estate or legal representative, as the case may be); and (iv) any and all other property of the Corporation and its affiliates which is in the Employee’s control or possession (or that of his estate or legal representative, as the case may be), whether directly or indirectly.

(f)

Transition Services. In the event that the Employee terminates his employment without Good Reason in accordance with Section 5(f) above, the Employee agrees that after the date of such termination or expiration, as applicable, the Employee shall, for a period not to exceed thirty (30) days from the effective date of his termination, take all actions as reasonably requested by the Corporation in order to transition all of his former job duties and responsibilities to his successor, and, in addition to paying the Employee all other sums due pursuant to this Agreement, the Corporation shall compensate Employee for such services at the pro rata hourly rate of Employee’s Salary as of the date of the date of Employee’s termination. This paragraph shall not be administered in a manner that unreasonably interferes with the Employee’s other professional pursuits, and shall not prevent the Employee from engaging in other employment or other business or professional activities.

7.	Covenants of Employee. The Employee covenants and agrees that:

(a)

Confidential Information. During the Employment Period and at all times heretofore and thereafter, the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Corporation and its affiliates, all confidential matters relating to the Corporation’s business or to the Corporation and its affiliates learned by the Employee hereafter either directly or indirectly from the Corporation and its affiliates, including, but in no way limited to, information with respect to (a) operations, (b) sales figures, (c) profit or loss figures and financial data, (d) costs, (e) customers, clients, and customer lists (including, without limitation, credit history, repayment history, financial information and financial statements), and (f) plans (collectively, the “Confidential Information”) and shall not disclose such Confidential Information to anyone outside of the Corporation and its affiliates except (i) in connection with the Employee’s proper performance of his duties and responsibilities hereunder, (ii) to the Employee’s personal advisors for purposes of enforcing or interpreting this Agreement (so long as they agree to abide by these confidentiality provisions) or to a court or competent jurisdiction for purposes of enforcing or interpreting this Agreement and/or (iii) with the Corporation’s written consent in each and every instance. For the purposes of this Agreement, Confidential Information shall not include information which (1) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee, (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, and/or (3) is required to be disclosed by applicable law or regulatory authority.

(b)

Non-Solicitation. During the Employment Period and for a period of one (1) year thereafter, the Employee shall not, without CEO and/or Board Approval, directly or indirectly, knowingly solicit or encourage any (i) employee of the Corporation to leave the employment of the Corporation or (ii) any customer of, or supplier to, the Corporation to terminate or curtail its then current business arrangements with the Corporation.

(c)	Non-Compete.

(i)

During the Employment Period and for a period of one year thereafter, the Employee expressly shall not, directly or indirectly, without the prior written consent of the CEO and the Board, own, manage, operate, join, control, franchise, license, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, a Competitive Business (as hereinafter defined); provided, however, that the foregoing shall not prohibit the Employee from acquiring, solely as a passive investment and through market purchases, securities of any entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as the Employee is not part of any control group of such entity and such securities, alone or if converted, do not constitute more than 10% of the outstanding voting power of that entity. For purposes of this Section 7(c), “Competitive Business” means any enterprise (other than the Corporation and its affiliates) in the business of manufacturing and/or selling coconut- based products, natural energy drinks or sustainable water.

(ii)

The Employee recognizes that the Employee’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by the Employee (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of the Employee’s services), the Corporation shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies. Anything to the contrary herein notwithstanding, the Corporation may seek such equitable relief in any federal or state court located in the City and State of New York and the Employee hereby submits to exclusive jurisdiction in those courts for purposes of this Section (7)(c)(ii). Such exclusive jurisdiction of courts in New York shall not affect a court’s ability to award equitable relief as provided in Section 8(a) of this Agreement.

(d)

Records. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Employee or made available to the Employee by the Corporation concerning the Corporation’s business or the Corporation shall be the Corporation’s property and shall be delivered to the Corporation at any time on request.

(e)

Acknowledgment. The Employee acknowledges and agrees that the restrictions set forth in this Section 7 are critical and necessary to protect the Corporation’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. The Employee also acknowledges and agrees that, in the event that the Employee breaches any of the provisions in this Section 7, the Corporation shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, in addition to any other damages to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs if it is deemed by a court of competent jurisdiction to be the prevailing party in any action enforcing its rights under this Section 7. If the Employee is deemed such prevailing party, he shall be entitled to his attorney’s fees and costs reasonably incurred to defend such action. The Employee further acknowledges that (i) any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Section 7 and (ii) the circumstances of the Employee’s termination of employment with Corporation will have no impact on the Employee’s obligations under this Section 7.

(f)

Cessation of Payments and Benefits Upon Breach. The Corporation’s obligations to make any payments or confer any benefit under this Agreement, other than to pay for all compensation and benefits accrued but unpaid up to the date of termination, will automatically and immediately terminate in the event that the Employee breaches any of the restrictive covenants in this Section 7; provided (i) that the Corporation provides written notice to the Employee specifying in reasonable detail the circumstances claimed to provide the basis for such breach without the Corporation’s consent of such events and (ii) the Employee fails to correct the circumstance set forth in the Corporation’s notice of breach within thirty (30) days of receipt of such notice.

8.

Rights and Remedies Upon Breach of Restrictive Covenants. If the Employee breaches any of the provisions of Section 7 (the “Restrictive Covenants”), the Corporation shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity:

(a)

The right and remedy to have the Restrictive Covenants specifically enforced by any court possessing competent and/or equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation.

(b)

The right and remedy to require the Employee to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Corporation.

9.

Successors; Assignment. This Agreement shall be binding on, and inure to the benefit of, each of the parties and their permitted successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion.

10.	Severability; Blue Penciling.

(a)

The Employee acknowledges and agrees that (i) the Employee has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

(b)

If any court of competent jurisdiction determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

11.

Waiver of Breach. The waiver by either the Corporation or the Employee of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Employee.

12.	Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	to the Employee addressed as follows:

Kevin Benmoussa

####

####

(b)	to the Corporation addressed as follows (with a copy to Corporation’s General Counsel at the same address):

All Market Inc.

250 Park Avenue South, Floor 7

New York, New York 10003

13.

Amendment. This Agreement may be amended only by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto (and the Employee’s estate upon the Employee’s death), shall have any rights under or interest in this Agreement or the subject matter hereof.

14.

Applicable Law. The provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. Any dispute is to be resolved exclusively in the federal or state courts located in the City and State of New York.

15.

Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

16.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17.

Authority. Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.

VENUE. THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN THE CITY AND STATE OF NEW YORK, AND EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF ANY PARTY HERETO COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE

UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE OTHER PARTY HERETO MAY HAVE THE CASE TRANSFERRED TO THE JURISDICTION(S) AND VENUE(S) ABOVEDESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

19.

Entire Agreement. This Agreement (and the documents and arrangements referenced herein are intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Corporation and may not be contradicted by evidence of any prior or contemporaneous oral or written statements or agreements, except for agreements specifically referenced herein. To the extent that the practices, policies or procedures of the Corporation, now or in the future, apply to the Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in the Employee’s duties, position, or compensation which has been mutually agreed in writing by the parties hereto will not affect the validity or scope of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the Employee and the Corporation have executed this Employment Agreement as of the day and year first above written.

“Employee”

/s/ Kevin Benmoussa
Kevin Benmoussa

“Corporation”

ALL MARKET INC.

/s/ Michael Kirban
By: Michael Kirban
Title: Chief Executive Officer

Exhibit A

Two Year Leadership Team Bonus Conditions for Payout	Approved 12/17/19

•	Total 2021 Net Revenue must be equal or greater than $326m (ignoring new acquired brands unless agreed at time of acquisition)

•	And Total Company 2021 Adjusted EBITDA must equal or exceed $42m

•	The 2021 EBITDA target may be adjusted down if an “exceptional spend” has been pre-approved by Mike/Eric/Martin

•

Exceptional spend could be a marketing investment designed to accelerate long term brand health and performance, or other unexpected investment in best long-term interests of the corporation as pre-approved

•	Exceptional spend would be designated as such at time of approval, and the revised Adjusted EBITDA target calculated, and communicated at that time

•	And Private Label Business Net Revenue CAGR 2021 over 2019 must be equal to or greater than 3.3% pa

•	And 2 year Branded Net Revenue CAGR 2021 over 2019 must be equal or greater than 6.3%pa for existing (non-acquired) brands, and determines size of bonus

Bonus scales based on Branded Net Revenue Performance above Plan	Approved 12/17/19

CAGR Branded Net Rev. 2021 over 2019 (existing brands)	6.3%	7%	7.7% (2 yr plan)	8.5%	10%	12%
Implied 2021 Branded Net Revenue off 2019 L3 $205m	$232m	$235m	$238m	$241m	$248m	$257m
Bonus for each LT member	$300,000	$400,000	$500,000	$550,000	$650,000	$750,000

•	Payout would be calculated using the threshold achieved (i.e. if growth was 7.5% then the 7.0% level would be paid) – it is not adjusted for mid points between targets above

•	Adjusted EBITDA calculated before this bonus for purposes of assessing meeting $42m threshold